Filed Pursuant to Rule 424(b)(5)

Registration No. 333-278175

PROSPECTUS SUPPLEMENT
(To prospectus dated May 31, 2024)

INDONESIA ENERGY CORPORATION LIMITED

Up to $14,100,000

Ordinary Shares

This prospectus supplement supplements certain information contained in (i) the prospectus supplement (the “First ATM Prospectus Supplement”) and its accompanying prospectus, dated May 31, 2024 (the “Base Prospectus”), (ii) the prospectus supplement dated December 18, 2024 (the “Second ATM Prospectus Supplement”), (iii) the prospectus supplement dated June 16, 2025 (the “Third ATM Prospectus Supplement”), and (iv) the prospectus supplement, dated February 5, 2026 (the “Fourth ATM Prospectus Supplement,” and together with the First ATM Prospectus Supplement and the Base Prospectus, the Second ATM Prospectus Supplement, the Third ATM Prospectus Supplement, the Fourth ATM Prospectus Supplement and this prospectus supplement and the information incorporated by reference herein and therein as described below, the “ATM Prospectus”), relating to the offer and sale of our ordinary shares, par value $0.00267 per share (the “Ordinary Shares”), through H.C. Wainwright & Co., LLC (“Wainwright”), as sales agent, in transactions that are deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the At the Market Offering Agreement with Wainwright dated as of July 22, 2022 (as amended on March 22, 2024, the “ATM Agreement”).

You should carefully read the entire ATM Prospectus, including this prospectus supplement, and all filings previously filed by us, and to be filed by us after the date hereof, with the Securities and Exchange Commission (“SEC”) which are incorporated herein by reference, before investing in our Ordinary Shares. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the First ATM Prospectus Supplement, the Second ATM Prospectus Supplement, the Third ATM Prospectus Supplement, the Fourth ATM Prospectus Supplement, and any future amendments or supplements thereto and hereto and all filings with the SEC incorporated by reference herein as contemplated by the Base Prospectus.

We are subject to the offering limits set forth in General Instruction I.B.5 of Form F-3. As of April 27, 2026,  the aggregate market value of our outstanding Ordinary Shares held by non-affiliates was approximately $66,877,232, which we calculated based on 15,386,840 outstanding Ordinary Shares as of such date, of which 9,922,438 Ordinary Shares were held by non-affiliates, and a price per Ordinary Share of $6.74 on March 2, 2026, which was the highest closing price of our Ordinary Shares on the NYSE American within the 60 days preceding the filing of this prospectus supplement. During the 12 calendar months prior to and including the date of this prospectus supplement, we have sold $8,121,011.46 of Ordinary Shares pursuant to General Instruction I.B.5 on Form F-3 as noted above. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities in public primary offerings on Form F-3 with a value exceeding one-third of our public float (as defined by General Instruction I.B.5) in any 12-calendar month period so long as our public float remains below $75.0 million.

We are filing this prospectus supplement to amend the ATM Prospectus to increase the maximum amount of Ordinary Shares that we are eligible to sell pursuant to the ATM Agreement under General Instruction I.B.5 of Form F-3. As a result of those limitations, the aggregate amount available for sale by us under the ATM Agreement is approximately $14,171,399. Under this prospectus supplement, we are registering the offer and sale of up to a total of $14,100,000 of Ordinary Shares pursuant to the ATM Agreement, including $5,823,778.60 of Ordinary Shares from the Fourth ATM Prospectus Supplement that were unsold prior to the date hereof.

The Ordinary Shares are traded on The NYSE American under the symbol “INDO.” The last sale price of the Ordinary Shares on April 24, 2026, the last trading day immediately prior to the filing of this prospectus supplement, was $3.26 per share on The NYSE American.

Investing in our Ordinary Shares is speculative and subject to significant risks. You should also carefully consider the information set forth under the sections entitled “Risk Factors” in the ATM Prospectus, which is incorporated by reference herein, as well as in our subsequent filings with the SEC that are incorporated into the ATM Prospectus, before investing in our Ordinary Shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS ACCURATE, TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 27, 2026.